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         It is currently intended that definitive copies of this proxy statement
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Overview of eMation Acquisition Webcast

August 21, 2001

Participants:

Bob Russell
Tom Fogarty
Dale Calder
Paul Henderson
Idalia Rodriguez

Bob Russell Opening Remarks

Good afternoon ladies and gentlemen,

My name is Bob Russell, Chairman and CEO of RAVISENT Technologies. With me today are Tom Fogarty, CFO of RAVISENT, Dale Calder, President and CEO of eMation and Paul Henderson, VP of Marketing, eMation and Idalia Rodriguez, head of Investor Relations

Thank you for taking the time to be with us this afternoon to learn more about our upcoming acquisition of eMation and the exciting opportunities that arise as a result of our partnership.

As many of you know I recently joined RAVISENT as Chairman and CEO, and as I mentioned on a conference call with you last Thursday, I am very excited with this opportunity. As part of our on-going effort, we are focused on the investors and as we have committed, we plan to spend the next 45 minutes to an hour with a very detailed presentation of where we have been and where we are going with eMation.

eMation enjoys a strong position in an emerging and growing market. The company has a truly innovative product portfolio of released products that respond to critical business needs and deliver a solid return on investments. eMation is a worldwide organization with an established base of Global 2000 customers and partners and is lead by a solid and visionary management team with the experience and perseverance that it takes to be successful in the current technology market. We believe that eMation offers an extraordinary opportunity to deliver value to Ravisent shareholders.

Please allow me to give you a quick overview of the transaction: All outstanding shares of eMation will be acquired for 8 millions shares of Ravisent stock. Ravisent will also assume up to $5 million of debt. The eMation option plan will also be assumed. We are also providing eMation with pre-closing financing up to $2.5 million. As part of the acquisition, eMation shareholders have such a strong belief in the future of this deal that they have agreed not to sell any shares for at least a year.
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eMation was founded in Israel in 1988. Over the past 12 years it has developed a strong track record as a technology innovator. Today, it has over 140 employees in 6 countries. The corporate headquarters is located near Boston, Massachusetts with regional offices in Europe, Israel and Japan. The company has distributors and partners worldwide.

The company's customers are found in the industrial, office, utilities, medical, and building automation industries. eMation has developed invaluable experience in building fault tolerant software. It was from this experience base that the company began its development of a new class of enterprise software known as Device Relationship Management or DRM.

eMation is very proud of its established base of global 2000 customers. We are a worldwide organization with customers in every continent. While we don't have any rocket scientists using our product that we know of, we are pleased to have been selected by the engineers at CERN - European Laboratory for Particle Physics - the birthplace of the Internet. There, our Internet technology is being used to monitor environmental controls in a nuclear accelerator.

Bavaria is using eMation technology to Internet enable canning equipment to improve the ability of the maintenance staff to respond to problems. Toolex in the Netherlands is using the Internet to service enable the optical CD production machines they make.

Cargill Foods uses eMation Internet technology to directly connect commodity traders in London with the latest information from the production facility. This eliminated hundreds of telephone calls and enabled traders to respond immediately to customer requests.
We are also protecting the Mona Lisa, Louvre in Paris and other priceless works of art with solutions from eMation.

As companies grow their revenues their services costs grow dramatically.

This is a touchstone from the past.

The market for field service systems and communications technology is growing rapidly, according to Blumberg & Associates, a specialty firm that is concentrated on following the technical services business.

Against this growing need for improved service delivery is a technology landscape that is producing the infrastructure to build the solution. Devices are becoming more intelligent; microprocessors are becoming more powerful and less expensive resulting in devices that are smarter and capable of communication.
There is a low cost, ubiquitous communication infrastructure being put in place around the world. The Internet is becoming available everywhere especially with the growing availability of wireless technology. Now it is possible to achieve low cost networking to almost any device located anywhere on the planet. eBusiness solutions are becoming a necessary part of every business. Customer Relationship Management, CRM or enterprise resource planning, ERP, or supply chain management, SCM all are designed to
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improve business operations. However, for these systems to work efficiently, they need quality information. You could say that they are starving for real-time information that is unencumbered by human error or delay.

The business opportunity facing eMation and Ravisent today is to leverage the technology trends while solving the business needs of the growing service economy. The answer is Device Relationship Management.

Device relationship management connects information from devices deployed at users, with the business enterprise. DRM enables devices to talk and business to listen, through the low cost medium of the Internet. The results of deploying DRM are to break the linkage between revenues and service costs. DRM enables companies to better utilize their resources and therefore lower costs. In addition to the improved margin, they gain the additional benefit of improved customer experience and satisfaction.

I will now turn the call over to Dale Calder, CEO of eMation. Dale will give an overview of DRM technology and how it is being used.

Dale Calder Remarks

Welcome Bob:

I want to take a moment to personally welcome Bob to the Ravisent/eMation team. When you have a $b opportunity, the choice of ship captain is no minor decision. Bob, my management team and myself are extremely excited to be part of the new Ravisent!

EMation DRM Technology:

Firewall-Friendly Communication
The conventional thought was that if a Web Server could be placed in every device, information access would be available from everywhere. The primary problem with this vision is that it goes against the way the Internet works.

The Internet is a living network that is comprised of a interconnected population of private networks that are controlled and operated by individual companies. Access to these private networks is protected by the company firewall, which is designed to let information flow when initiated from within the company, but not when initiated externally.

Device's such as your office copier have important things to say, but can't be heard from outside your office.

We solved this problem through a technology that we call Firewall- Friendly communications. Firewall-friedly communications allows for two-way communication with a device behind a firewall without any hole to be opened in a companies firewall. We currently we have four patents-pending in this area.

Security
Even with the inherent security of firewall-friendly communications, data protection and its delivery must be insured. eMation DRM answers this by employing industry standard methods for data encryption and user authentication to protect the information as it moves across the Internet.

Bandwidth Sensitive
The Internet takes many different forms. It can be high speed Ethernet, simple dial-up using modems, or bandwidth limited wireless connections. By employing intelligent software at each level of the solution, eMation DRM is able to transmit data very efficiently and only when needed. For cases when the network connection is not available, the system is able to queue data until the connection is restored, thus preventing any loss of information.

Automatic, Reliable, Massively Scaleable
As the number of devices being managed grows, the system must be scalable and deliver high availability. This is accomplished through the use of server clusters that can be expanded as needed.

And finally, the eMation DRM system is based on a suite of standard products that dramatically accelerate application development and system deployment. Systems can be engineered and in use within 30 days.

EMation DRM Architecture

eMation DRM comprises a distributed suite of products that interoperate at the device, server, enterprise, and Web portal level.
Located near or inside the device, eMation DRM Connector, for embedded applications, or eMation DRM Gateway, for connection of multiple devices, both provide intelligent data acquisition, data processing, and communication capabilities. These systems are used to Internet enable the remote devices.

The eMation DRM Enterprise Server provides a secure, fault-tolerant server infrastructure for communicating and managing information exchange between remote devices and the business enterprise.

As data is received at the server, it is authenticated and analyzed. As the information is processed, it is stored in a relational database and passed to other applications for handling per user-defined business rules. E-mail and pager notification of detected alarms can be set to enable fast reaction to potential problems.

The user interface for the eMation DRM system is provided through a series of application portals including System Administration, Device Management, and Service. Custom portals can be developed by users.
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The eMation DRM Service Portal provides web-based access to global summaries and statistics of all operating devices and enables service representatives to drill down for information from an individual device. Integration of real-time device data with customer databases instantly provides a total view of the current and operational history of a remote device.

Finally, the system allows data to be exchanged with other enterprise business systems such as CRM, Field Service Management, or order processing.

This information sharing is critical in making today's business systems more responsive and more automatic to customers needs.

EMation DRM in Action
Here is an example of how an eMation DRM system may be deployed.

An eMation enabled copier located on the local area network of the customer, behind the firewall and invisible to the public Internet collects and publishes operational information to the eMation DRM Enterprise Server that resides at the corporate data center.

Users within the corporate LAN have access to the DRM information by accessing the application portals using standard web browsers. Around the world, remote information consumers also have access to DRM information through the application portals.

These users may include mobile field service technicians, customers, partners, suppliers, or distributors.

Target Customer Profile
Our ideal target customer is a device manufacturer,:
 . usually with over $500 million in sales
 . makes mission critical devices that customers rely on . has significant service costs associated with it

Our initial target markets include
 . industrial manufacturing
 . medical devices with a primary focus on clinical laboratory and radiology . semiconductor manufacturing equipment
 . high-end office equipment
 . building automation.

We sell from the top down - targeting the business decision makers in a company. Our primary focus is the VP of customer service, who often has the greatest awareness of the benefits of remote diagnostics. In almost all cases, a C-Level person in management is involved in the decision to deploy DRM due to its impact on the overall business.

Beckman Coulter
Let's look at one example where eMation DRM is in use today.
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Beckman Coulter is a $1.8 billion provider of instrument systems and complementary products that simplify and automate clinical laboratory processes. Developed for the high volume lab, the SYNCHRON LX 20 offers more than 100 different blood tests and is capable of over 1400 tests per hour. It is a very complex instrument that is absolutely critical to its users. Any failure results in an immediate emergency call for repair by a Beckman Coulter technician.
eMation provided a Gateway solution that monitors the LX20 operation. As abnormal events are detected, they are transmitted immediately to the eMation
DRM Enteprise Server via the Internet.   Technicians are then able to access the
information for remote diagnostics or to run predictive analysis on the data to anticipate when failures may occur.

Customer Reaction
The system provided immediate benefits. Even during field trials, machine faults were detected and repaired even before the hospital knew there was a problem.
Beckman Coulter is projecting a savings of $1 million annually just for this instrument line. This savings is generated by the ability to shift to a proactive service model, to remotely diagnose problems for better response, and ability to reduce the number of service calls per device.

According to Jeff McHugh, Beckman Coulter vice president, diagnostics commercial operations for the Americas, "The eMation DRM Device Relationship Management system is a real breakthrough that is intended to help increase our abilities to remotely diagnose and schedule maintenance appointments before instruments need service, reducing the number of unscheduled visits and downtime."

Air Liquide
Another example is Air Liquide. I hope you all had the opportunity to see our press release on this application that was put on the wire earlier today.
Air Liquide is a global provider of industrial and medical gases and related services. With sales of over 8.1 billion Euros, Air Liquide has 125 subsidiaries in 60 countries and employs more than 30,000 people. It is a company that is actively using the Internet to improve its business operations.

The HimALaya is a newly designed cryogenic machine that moves food on a conveyor through a liquid nitrogen freezer. The machine is used by food producers for processing items such as frozen pizza or baked goods. The system enables supervisors and service technicians to monitor the machine remotely from their offices with complete security. Service technicians use the information to perform remote diagnostics and provide assistance in clearing faults.

Customer Reaction
The system will be connected to an eMation DRM Enterprise Server for continuous monitoring of machine operation and gas usage. This will enable Air Liquide to provide
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automatic replenishment of gas supplies and help customers achieve high levels of machine operation.

Laurent Ferenczi, head of Research and Development at Air Liquide, has said, "By implementing the eMation DRM system, we can now ensure that our customers are operating at peak efficiency 100% of the time and enable just-in-time re-supply of our gas products."

Analyst Observations
In addition to our customers, we have begun to develop a following among industry analysts. Some of the representative comments that we have received concerning the potential of Device Relationship Management, include:

From Glen Allmendinger, President, Harbor Research , "The ability to remotely monitor, track and service equipment is virtually an untapped market that we see as a killer app."

Pierre Mitchell, from AMR, said, "This is a huge, value-added service. It really bridges the link between OEMs and application providers."

And from Warren Wilson, Practice Director, Summit Strategies, "I would say eMation has brought a significantly new piece to the device management puzzle."

Selected Partners
With the complexity and sophistication of technology today, we need to rely on partners to help us more efficiently build and sell our products.

We selected BEA and Oracle to supply core infrastructure technology because they were the market leaders in their respective categories.

We are in the process of going through technical validation of eMation DRM integration with Siebel 2001, the leading Customer Relationship Management, or CRM, software. The two products are highly complimentary and we see many opportunities for CRM and DRM technology to work together in managing the total life cycle of products and customers.

As you may have noticed in a recent press release from NetSilicon, that they have successfully implemented the eMation DRM communication protocol at the chip level. This provides immediate access for eMation DRM to a range of office automation OEMs that they are working with. Advantech is supplying the hardware for eMation DRM Gateway applications at a number of customers.

More Opportunities for DRM

Today companies have invested millions of dollars to find out information about their customers. What has been missing is a full-time, pro-active link to the thing that really
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matters - their products. Once this link has been established, the data that is collected and available in a centrally managed location that has tremendous value.

Beyond reducing the cost of service through remote diagnostics, DRM also offers the potential to increase operational efficiency of organizations through improved usage forecasts, streamlined supply chains, and real world market intelligence. Software updates could be delivered directly to the device automatically, and at dramatically less cost than shipping out disks and CDs.

New revenue streams are possible. DRM solutions enable automatic e-commerce, where the machines order their own re-supply, and just in time for the user to receive them before running out. There is also the interesting possibility for manufacturers to implement pay for use billing models, and do it in a highly efficient and low cost manner. Once the data is available and accessible, the possibilities for value creation are infinite.

Dale Calder Conclusion

In conclusion, our company is guided by a single vision.

The world's greatest source of untapped value is hidden within the intelligent devices in use everyday. With eMation DRM, we are making it possible for companies to tap into this information and cost effectively use it within their daily business operations.
I will now turn the presentation over to Tom Fogarty, chief financial officer of Ravisent, to provide an overview of the financial details of the business.

Tom Fogarty Remarks

Thanks Dale, I'll take a couple of minutes to hit the key points in eMations' financial performance and plan. You will be receiving a lot of detailed information with our proxy in the near future.

EMations historic business of real-time information management products produces a revenue stream of approximately $10M annually. DRM, the flagship enterprise software solution was just released during the 2Q of 2001. As you have seen, our initial customers have already implemented our solution and have begun to realize the benefits DRM provide.

The eMation team has combined their engineering expertise and technology with an investment of over $25 million in developing DRM solutions over the last two years. Return on investment is impressive and quick, due to the rapid deployment capabilities, and the value of the information that becomes available.

We expect gross margins will exceed 75% with our service costs coming in below 25% of revenue. The Device Relationship Management system is priced like enterprise class software and sold as an integrated solution including the base server, information portals and user seats fees. On average this initial configuration is priced about $250K for
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software licenses. This is typically what we see for entry program deployments.
On top of this we offer development and deployment services for which we charge extra in amounts proportional to the specific project. We don't charge separately for device-side software when sold in a complete DRM solution. Follow on product sales scale with additional users, the size of servers' e.g. multiprocessor, redundant configurations or clusters; and with additional product lines. Typically a customer starts with a single product line and adds lines later increasing the capacity of his servers and adding more users. We charge approximately 18% per year for software support and updates.

Year over year trends highlight two important facts about the business. While there is some seasonality with Q4 and Q1 typically being the strongest due to capital budget cycles, revenue for the legacy products was essentially flat at $10M. The investment in DRM began in earnest in 1999, with an increase to operating expenses in the last half of the year. This continued into 2000, with $16 m increase to operating expense resulting in the increased loss of $18 m, or $15 m EBITDA.
This loss represents the investment in creating the technology that excites us most about the opportunity at eMation. If we isolate the quarter, year over year comparison, it is easier to see the progress eMation has made in advancing the business toward breakeven. Revenue increased by 24% from $2.1 M in the 2/nd/ Q 2000 to $2.6 M in 2/nd/ Q 2001. The EBITDA loss was reduced by 40% due to this increase and a significant reduction in operating expense with the introduction of the DRM solution.

We expect eMation to generate revenues of approximately $12M this year with partial year results from the DRM product introduction. We further expect revenues to grow to $20 M in 2002, reducing the loss substantially over this time period and generating profits in 2003.

The combination of Ravisent and eMation's balance sheet yields a business in strong financial position. These are Ravisent's and eMation's June 30, 2001 balances, with the third column adding in changes that result from intangibles and deal costs associated with the transaction. To flip quickly to the cap table highlights, the pro-forma June 30 numbers include $63.9 million in cash and debt of just of $3.4 milllion. The combined shared counts are 25.6 million basic and
26.8 million diluted.


Thank you for your time, I now turn the call over to Bob.
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Bob Russell Closing Remarks

I really like to thank you for taking time out of your busy day to be with us. Getting this information to our customers, employees and our investors is very important to us. I want to close with a couple of closing thoughts. I am committed to communicating early and often with all of you. I am committed to holding the management accountable for results. This is a real business that has real revenues. We keep expenses in line to match those revenues. In keeping in that spirit at eMation, the team has agreed to sub-lease its Marlboro site and consolidate to a single site in Mansfield. I am committed to drive the IP and patent protection program that we have in place. I am also committed to building the strongest management team in the industry. I will now turn the call over to Idalia, who will share the questions that are coming in today via the website.

Thank you so much for your time this afternoon. We look forward to talking with you soon.